Exhibit 99.1

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION
REPORTS THIRD QUARTER 2012 RESULTS

Bethpage, N.Y., November 6, 2012 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the third quarter ended September 30, 2012.

Third quarter consolidated net revenues grew 1.2% to $1.685 billion, consolidated adjusted operating cash flow (“AOCF”)1 decreased 6.6% to $503.8 million and consolidated operating income declined 19.3% to $219.8 million, all compared with the prior year period.  Third quarter 2012 results included a $12.9 million favorable settlement with a voice carrier while third quarter 2011 results included approximately $16 million of costs related to the impact of Hurricane Irene in our NY Metro service area.  Excluding these items, consolidated net revenue would have increased 0.4% while AOCF and consolidated operating income would have declined 11.6% and 28.3%, respectively, all compared to the prior year period.

Operating highlights for the third quarter 2012 include:

•	Customer Relationship additions of approximately 5,000.
•	High-Speed Data and Voice customer additions of approximately 28,000 and 22,000, respectively.
•	Average Monthly Revenue per Basic Video Customer (“RPS”) of $154.83, an increase of $3.12 or 2.1%, compared to the prior year period.
•	Cable advertising revenue growth of 12.3%, compared to the prior year period.

Cablevision President and CEO James L. Dolan said, "The effects of last week’s storm have had a devastating impact on residents in much of our service area.  As we report our third quarter results today, Cablevision crews continue to work around the clock to restore service to our customers as quickly as possible.  Our number one challenge continues to be Cablevision households without electrical power and we are moving quickly to restore our service once power returns.  In addition, as of today, the vast majority of our Optimum WiFi hotspots are operational across the tri-state region and providing service to our customers.

“Looking ahead, we will continue to focus on our customers, improving the products we offer and enhancing the service we deliver both in the ordinary course of business as well as in times of crisis.  We have already made substantial progress on several major initiatives, including the completion of our digital conversion and the further expansion of our Optimum WiFi network. We also strengthened our balance sheet and extended our debt maturity profile through a number of successful financing transactions, which together with our operational initiatives will help us to enhance shareholder value over the long term."

1.	See definition of AOCF and Consolidated Free Cash Flow from Continuing Operations included in the discussion of non-GAAP financial measures on page 4 of this earnings release.

Telecommunications Services – Cable Television and Lightpath
Telecommunications Services includes Cable Television – Cablevision’s video, high-speed data, and voice residential and commercial services offered over its cable infrastructure -- and its “Optimum Lightpath” branded commercial data and voice services.

Telecommunications Services net revenues for the third quarter 2012 rose 1.6% to $1.587 billion, AOCF decreased 5.0% to $554.8 million and operating income decreased 12.1% to $293.1 million, all compared with the prior year period.  Third quarter 2012 results included a $12.9 million favorable settlement with a voice carrier while third quarter 2011 results included approximately $16 million of costs related to the impact of Hurricane Irene in our NY Metro service area.  Excluding these items, net revenue would have increased 0.7% while AOCF and operating income would have declined 9.7% and 19.8%, respectively, all compared to the prior year period.

Cable Television
Cable Television third quarter 2012 net revenues increased 1.4% to $1.511 billion principally due to continued growth of high-speed data and voice customers, which was partially offset by fewer video customers than the prior year period.  AOCF decreased 5.8% to $518.8 million and operating income decreased 13.0% to $280.0 million, all compared with the prior year period.  Excluding the items mentioned above, net revenue would have increased 0.5% while AOCF and operating income would have declined 10.7% and 20.9%, respectively, all compared to the prior year period.  Third quarter 2012 AOCF results reflect higher operating expenses, primarily programming and non-executive employee related costs.

The following table illustrates the change in the Cable Television customer base during the third quarter of 2012:

Customer Data
(Data in table rounded to nearest thousand)

	Total June 30, 2012	Net Gain/(Loss) (a)	Total September 30, 2012

Customer Relationships(b)	3,635	5	3,640

Video	3,257	(10)	3,247
High-Speed Data	3,032	28	3,060
Voice	2,422	22	2,444

Serviceable Passings	5,613	17	5,630

(a)
Includes the addition of approximately 6,200 customer relationships, 1,500 video customers, 8,700 high-speed data customers, 2,500 voice customers, and 1,000 serviceable passings from Bresnan in the third quarter of 2012.

(b)	Represents the number of households/businesses that receive at least one of the Company's services.

Optimum Lightpath
For third quarter 2012, Optimum Lightpath net revenues increased 4.9% to $81.3 million, AOCF increased 7.8% to $36.0 million and operating income increased 13.8% to $13.1 million, each as compared to the prior year period.  Third quarter results reflect a 12.7% increase in revenue from Ethernet services and higher operating expenses.

Other
Other principally consists of Newsday, Clearview Cinemas, News 12 Networks, MSG Varsity, Cablevision Media Sales Corporation and certain other businesses and unallocated corporate costs.

Third quarter 2012 net revenues decreased 5.0% to $103.6 million, AOCF deficit increased 14.0% to a deficit of $51.0 million and operating loss increased 19.9% to a loss of $73.3 million all compared with the prior year period.  Third quarter results reflect the decline of advertising revenues at Newsday and lower revenue at Clearview Cinemas as well as higher operating costs at Newsday.

Other Matters
On October 24, 2012, the Board of Directors of Cablevision declared a quarterly dividend of $0.15 per share on each outstanding share of both its Cablevision NY Group Class A Stock and its Cablevision NY Group Class B Stock.  This quarterly dividend is payable on November 28, 2012 to shareholders of record at the close of business on November 7, 2012.

During the third quarter of 2012, Cablevision repurchased approximately 3.9 million shares of its Class A common stock for approximately $61.1 million.

Non-GAAP Financial Measures
We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense or benefit and restructuring charges or credits.  Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items.  We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of fluctuating stock prices in the case of stock appreciation rights and, in the case of restricted shares, restricted stock units and stock options, the expense associated with an award that is not expected to be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis.  AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry.  Internally, we use net revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles ("GAAP").  Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.  For a reconciliation of AOCF to operating income (loss), please see page 6 of this release.

We define Consolidated Free Cash Flow from Continuing Operations (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash from operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows.  Net cash from operating activities excludes net cash from operating activities of our discontinued operations.  We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities.  We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment and other discretionary and non-discretionary cash uses.  It is also one of several indicators of our ability to make investments and/or return capital to our shareholders. We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

COMPANY DESCRIPTION
Cablevision Systems Corporation is one of the nation's leading media and telecommunications companies. In addition to delivering its Optimum-branded cable, Internet, and voice offerings throughout the New York area, the Company owns and operates cable systems serving homes in four Western states.  Cablevision’s local media properties include News 12 Networks, MSG Varsity and Newsday Media Group.  Cablevision also owns and operates Clearview Cinemas.  Additional information about Cablevision is available on the Web at www.cablevision.com.

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industries in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein.  The company disclaims any obligation to update any forward-looking statements contained herein.

Contacts:	Charles Schueler	Bret Richter
	Executive Vice President	Senior Vice President
	Media and Community Relations	Financial Strategy & Development
	(516) 803-1013	(516) 803-2270

Cablevision’s Website:  www.cablevision.com
The conference call will be webcast live today at 11:00 a.m. ET
Conference call dial-in number is (888) 694-4641/ Conference ID Number 38383412/ Conference call replay number (855) 859-2056/ Conference ID Number 38383412 until November 13, 2012

CABLEVISION SYSTEMS CORPORATION
CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Revenues, net	$1,685,443	$1,665,790	$5,041,488	$5,009,595

Adjusted operating cash flow	$503,817	$539,305	$1,549,694	$1,668,276
Share-based compensation expense	(13,746)	(10,330)	(37,861)	(36,209)
Restructuring credits (expense)	(330)	(27)	61	(292)
Operating income before depreciation and amortization	489,741	528,948	1,511,894	1,631,775
Depreciation and amortization (including impairments)	269,931	256,545	781,681	749,333
Operating income	219,810	272,403	730,213	882,442
Other income (expense):
Interest expense, net	(182,951)	(182,298)	(546,099)	(561,677)
Gain (loss) on investments, net	81,619	(95,362)	259,057	(22,978)
Gain (loss) on equity derivative contracts, net	(57,082)	81,737	(184,413)	38,856
Gain (loss) on interest rate swap contracts, net	-	1,173	(1,828)	(8,513)
Loss on extinguishment of debt and write-off of deferred financing costs	(61,052)	(3,027)	(61,052)	(3,027)
Miscellaneous, net	474	275	1,279	730
Income from continuing operations before income taxes	818	74,901	197,157	325,833
Income tax expense	(4,682)	(35,297)	(80,128)	(147,676)
Income (loss) from continuing operations	(3,864)	39,604	117,029	178,157
Income from discontinued operations, net of income taxes(a)	-	-	-	53,623
Net income (loss)	(3,864)	39,604	117,029	231,780
Net loss (income) attributable to noncontrolling interests	73	(285)	(44)	(552)
Net income (loss) attributable to Cablevision Systems Corporation stockholders	$(3,791)	$39,319	$116,985	$231,228

Basic net income (loss) per share attributable to Cablevision Systems Corporation stockholders:
Income (loss) from continuing operations	$(0.01)	$0.14	$0.44	$0.64
Income from discontinued operations, net of income taxes(a)	$-	$-	$-	$0.19
Net income (loss)	$(0.01)	$0.14	$0.44	$0.83
Basic weighted average common shares (in thousands)	259,905	275,145	263,570	278,498

Diluted net income (loss) per share attributable to Cablevision Systems Corporation stockholders:
Income (loss) from continuing operations	$(0.01)	$0.14	$0.44	$0.62
Income from discontinued operations, net of income taxes(a)	$-	$-	$-	$0.19
Net income (loss)	$(0.01)	$0.14	$0.44	$0.81
Diluted weighted average common shares (in thousands)	259,905	284,113	268,704	287,137

Amounts attributable to Cablevision Systems Corporation stockholders:
Income (loss) from continuing operations	$(3,791)	$39,319	$116,985	$177,605
Income from discontinued operations, net of income taxes(a)	-	-	-	53,623
Net income (loss)	$(3,791)	$39,319	$116,985	$231,228

(a)	Operating results of AMC Networks Inc. for the six months ended June 30, 2011, the period prior to its distribution, are included in discontinued operations.

CABLEVISION SYSTEMS CORPORATION
CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION (Cont’d)
(Dollars in thousands, except per share data)
(Unaudited)

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO
OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow included in this earnings release:

•	Depreciation and amortization (including impairments). This adjustment eliminates depreciation and amortization and impairments of long-lived assets in all periods.
•
Restructuring credits (expense).  This adjustment eliminates the credits or (expense) associated with restructuring activities related to the elimination of positions, facility realignment, asset impairments and other related activities in all periods.

•
Share-based compensation benefit (expense).  This adjustment eliminates the compensation benefit (expense) relating to stock options, stock appreciation rights, restricted stock, and restricted stock units granted under our employee stock plans and non-employee director plans in all periods.

CONSOLIDATED FREE CASH FLOW FROM CONTINUING OPERATIONS(a)

	Nine Months Ended September 30,
	2012	2011(b)

Net cash provided by operating activities(c)	$965,367	$1,014,710
Less: capital expenditures(d)	(809,243)	(574,478)
Consolidated free cash flow from continuing operations	$156,124	$440,232

(a)	See Non-GAAP Financial Measures on page 4 of this release for a definition and discussion of Free Cash Flow from Continuing Operations.
(b)	Operating results of AMC Networks Inc. for the six months ended June 30, 2011, the period prior to its distribution, are included in discontinued operations.
(c)
The level of net cash provided by operating activities will continue to depend on a number of variables in addition to our operating performance, including the amount and timing of our interest payments and other working capital items.

(d)	See page 12 of this release for additional details relating to capital expenditures.

CABLEVISION SYSTEMS CORPORATION
CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS
(Dollars in thousands)
(Unaudited)

REVENUES, NET

	Three Months Ended September 30,		%
	2012	2011	Change

Cable Television	$1,510,511	$1,489,781	1.4%
Optimum Lightpath	81,273	77,481	4.9%
Eliminations(a)	(4,570)	(4,867)	6.1%
Telecommunications	1,587,214	1,562,395	1.6%
Other(b)	103,561	108,996	(5.0)%
Eliminations(c)	(5,332)	(5,601)	4.8%
Total Cablevision	$1,685,443	$1,665,790	1.2%

	Nine Months Ended September 30,		%
	2012	2011	Change

Cable Television	$4,515,095	$4,482,470	0.7%
Optimum Lightpath	241,942	231,847	4.4%
Eliminations(a)	(14,492)	(14,745)	1.7%
Telecommunications	4,742,545	4,699,572	0.9%
Other(b)	315,549	326,983	(3.5)%
Eliminations(c)	(16,606)	(16,960)	2.1%
Total Cablevision	$5,041,488	$5,009,595	0.6%

(a)	Represents intra-segment revenues.
(b)	Represents revenues primarily at Newsday, Clearview Cinemas, News 12 Networks, MSG Varsity, and Cablevision Media Sales Corp.
(c)	Represents inter-segment revenues.

CABLEVISION SYSTEMS CORPORATION
CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS (cont’d)
(Dollars in thousands)
(Unaudited)

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended September 30,		%	Three Months Ended September 30,		%
	2012	2011	Change	2012	2011	Change

Cable Television	$518,801	$550,623	(5.8)%	$280,000	$322,016	(13.0)%
Optimum Lightpath	35,968	33,364	7.8%	13,099	11,506	13.8%
Telecommunications	554,769	583,987	(5.0)%	293,099	333,522	(12.1)%
Other(a)	(50,952)	(44,682)	(14.0)%	(73,289)	(61,119)	(19.9)%
Total Cablevision	$503,817	$539,305	(6.6)%	$219,810	$272,403	(19.3)%

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Nine Months Ended September 30,		%	Nine Months Ended September 30,		%
	2012	2011	Change	2012	2011	Change

Cable Television	$1,598,845	$1,725,220	(7.3)%	$909,717	$1,060,505	(14.2)%
Optimum Lightpath	103,147	98,555	4.7%	34,717	32,967	5.3%
Telecommunications	1,701,992	1,823,775	(6.7)%	944,434	1,093,472	(13.6)%
Other(a)	(152,298)	(155,499)	2.1%	(214,221)	(211,030)	(1.5)%
Total Cablevision	$1,549,694	$1,668,276	(7.1)%	$730,213	$882,442	(17.3)%

(a)
Includes unallocated corporate general and administrative costs and the operating results of Newsday, Clearview Cinemas, News 12 Networks, MSG Varsity, Cablevision Media Sales Corp. and certain other items.

CABLEVISION SYSTEMS CORPORATION
SUMMARY OF CABLE TELEVISION OPERATING STATISTICS
(Unaudited)

CABLE TELEVISION	September 30, 2012	June 30, 2012	September 30, 2011

(in thousands)
Customer Relationships(a)	3,640	3,635	3,622
Video Customers	3,247	3,257	3,264
High-Speed Data Customers	3,060	3,032	2,945
Voice Customers	2,444	2,422	2,326

Serviceable Passings (in thousands)(b)	5,630	5,613	5,567

Penetration
Customer Relationships to Serviceable Passings	64.6%	64.8%	65.1%
Video Customers to Serviceable Passings	57.7%	58.0%	58.6%
High-Speed Data Customers to Serviceable Passings	54.4%	54.0%	52.9%
Voice Customers to Serviceable Passings	43.4%	43.1%	41.8%

Revenues for the three months ended (dollars in millions)

Video(c)	$862	$879	$876
High-Speed Data	344	344	333
Voice	238	224	220
Advertising	41	43	36
Other(d)	26	26	25
Total Cable Television Revenue	$1,511	$1,516	$1,490

Average Monthly Cable Television Revenue per Customer Relationship (“RPC”)(e)	$138.44	$139.14	$136.81

Average Monthly Cable Television Revenue per Video Customer (“RPS”) (f)	$154.83	$155.12	$151.71

(a)	Represents the number of households/businesses that receive at least one of the Company's services.
(b)	Includes residential and commercial passings.
(c)	Includes equipment rental, DVR, video-on-demand and pay-per-view revenue.
(d)	Includes installation revenue, home shopping, advertising sales commissions and other product offerings.
(e)	RPC is calculated by dividing average monthly cable television GAAP revenue for the quarter by the average number of customer relationships for the quarter.
(f)	RPS is calculated by dividing average monthly cable television GAAP revenue for the quarter by the average number of video customers for the quarter.

CABLEVISION SYSTEMS CORPORATION
CAPITALIZATION AND LEVERAGE
(Dollars in thousands)
(Unaudited)

CAPITALIZATION

September 30, 2012

Cash and cash equivalents	$438,665

Credit facility debt	$4,959,037
Senior notes and debentures	5,736,032
Collateralized indebtedness	556,151
Capital lease obligations and other	75,423
Debt	$11,326,643

LEVERAGE

Debt	$11,326,643
Less: Collateralized indebtedness of unrestricted subsidiaries(a)	556,151
Cash and cash equivalents	438,665
Net debt	$10,331,827

Leverage Ratios(b)
Consolidated net debt to AOCF leverage ratio(a)(c)	5.1 x
Restricted Group leverage ratio (Credit Facility Test)(d)(e)	3.6 x
CSC Holdings notes and debentures leverage ratio(d)(e)	3.5 x
Cablevision senior notes leverage ratio(e)(f)	5.4 x
Bresnan leverage ratio(g)	6.1 x

(a)
Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the Company's only obligation at maturity is to deliver, at its option, the stock or its cash equivalent.

(b)	Leverage ratios are based on face amount of outstanding debt.
(c)	AOCF is annualized based on the third quarter 2012 results, as reported.
(d)
Reflects the debt to cash flow ratios applicable under CSC Holdings’ credit facility debt agreement and senior notes indentures (which exclude Cablevision’s $2.9 billion of senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries which are primarily comprised of Bresnan and Newsday).  The annualized AOCF (as defined) used in the Restricted Group leverage ratio was $1.93 billion and the CSC Holdings notes and debentures leverage ratio was $1.97 billion.

(e)	Includes CSC Holdings’ guarantee of Newsday LLC’s $650 million senior secured credit facility.
(f)
Adjusts the debt to cash flow ratio as calculated under the CSC Holdings notes and debentures leverage ratio to include Cablevision’s $2.9 billion of senior notes plus the $754 million of senior notes Cablevision contributed to Newsday Holdings LLC.

(g)
Reflects the debt to cash flow ratio under the Bresnan Broadband Holdings, LLC credit facility debt agreement and senior notes indentures.  The annualized AOCF (as defined) used in the leverage ratio is $163.1 million.

CABLEVISION SYSTEMS CORPORATION
CAPITAL EXPENDITURES
(Dollars in thousands)
(Unaudited)

CAPITAL EXPENDITURES

	Three Months Ended September 30,
	2012	2011

Consumer premise equipment	$108,799	$57,904
Scalable infrastructure	86,968	60,666
Line extensions	8,231	10,529
Upgrade/rebuild	5,818	12,438
Support	56,252	53,636
Total Cable Television	266,068	195,173
Optimum Lightpath	21,704	22,914
Total Telecommunications	287,772	218,087
Other(a)	9,002	11,093
Total Cablevision	$296,774	$229,180

	Nine Months Ended September 30,
	2012	2011

Consumer premise equipment	$261,867	$163,577
Scalable infrastructure	255,155	155,594
Line extensions	26,382	30,113
Upgrade/rebuild	26,547	25,490
Support	135,712	102,633
Total Cable Television	705,663	477,407
Optimum Lightpath	70,579	66,253
Total Telecommunications	776,242	543,660
Other(a)	33,001	30,818
Total Cablevision	$809,243	$574,478

(a)	Other includes Newsday, Clearview Cinemas, News 12 Networks, MSG Varsity, Cablevision Media Sales Corporation and Corporate.